UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2015

VITAMIN SHOPPE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34507	11-3664322
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Harmon Meadow Blvd.

Secaucus, New Jersey 07094

(Address of Principal Executive Offices, including Zip Code)

(201) 868-5959

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Amendment to Loan and Security Agreement

On December 2, 2015, Vitamin Shoppe, Inc. (the “Company”), as a guarantor, and its subsidiaries Vitamin Shoppe Industries Inc. (“VS Industries”), VS Direct Inc. (“VS Direct”), Vitamin Shoppe Mariner, Inc. (“VS Mariner”) and Vitamin Shoppe Global, Inc. (and collectively, with VS Industries, VS Direct and VS Mariner, the “Borrowers” and each a “Borrower”) entered into a Third Amendment to Amended and Restated Loan and Security Agreement (the “December 2015 Amendment”), with JPMorgan Chase Bank, N.A., in its capacity as agent (the “Agent”) for the lenders thereunder (the “Lenders”).

The December 2015 Amendment amended the Amended and Restated Loan and Security Agreement, dated as of January 20, 2011, by and among the Company, VS Industries, VS Direct, the Lenders and the Agent (the “Loan Agreement”), as previously amended.

The December 2015 Amendment modifies certain provisions of the Loan Agreement to, among other things, (i) permit the issuance of up to $300 million in indebtedness convertible into Common Stock (such indebtedness is further described below), (ii) add that any “fundamental change” in the indenture governing the notes convertible into the Company’s common stock, par value $0.01 per share ( “Common Stock”), expected to be issued by the Company, will constitute a “change of control” under the Loan Agreement, (iii) provide that the related convertible note and hedge warrant agreements to be entered into in connection with the offering of the Convertible Notes (as defined below) do not constitute “indebtedness” under the Loan Agreement, (iv) provide that cash payments (other than regularly scheduled interest payments which are otherwise permitted) with respect to the Convertible Notes are permitted so long the required conditions are met (a term defined in the Loan Agreement) and there is no default or event of default under the Loan Agreement, and (v) permit the Company to deliver Common Stock upon conversion of the Convertible Notes.

Convertible Notes and Related Call Spread Transactions

On December 3, 2015, the Company announced the pricing of $125 million in aggregate principal amount of its 2.25% Convertible Senior Notes due 2020 (the “Convertible Notes”). The Convertible Notes are expected to be issued on December 9, 2015, subject to customary closing conditions. The Convertible Notes will bear cash interest at a rate of 2.25% per annum, payable semi-annually on June 1 and December 1, beginning on June 1, 2016. The Convertible Notes will not be redeemable prior to maturity which is December 1, 2020.

The Convertible Notes will be convertible into cash, shares of Common Stock or a combination thereof, at the Company’s election based on an initial conversion rate of 25.1625 shares of Common Stock per $1,000 principal amount (equivalent to an initial conversion price of approximately $39.74 per share, which represents a premium of approximately 27.5% to the closing price of the Company’s Common Stock reported on the New York Stock Exchange on December 3, 2015).

In connection with the offering of the Convertible Notes, the Company entered into convertible note hedge transactions dated December 3, 2015 with Bank of America, N.A. and JPMorgan Chase Bank, National Association (the “option counterparties”), affiliates of the Initial Purchasers.

The convertible note hedge transactions are expected generally to reduce potential dilution to the Company’s Common Stock upon any conversion of notes and/or offset any cash payments the Company is required to make in excess of the principal amount of converted notes, as the case may be. However, the warrant transaction could separately have a dilutive effect to the extent that the market value per share of the Company’s Common Stock exceeds the applicable strike price of the warrant transactions, which is approximately $52.99 at inception.

If the Initial Purchasers exercise their over-allotment option, the Company expects to enter into additional convertible note hedge transactions and additional warrant transactions with the option counterparties.

The Company intends to use the proceeds to repurchase approximately $52 million worth of its common stock from purchasers of convertible notes in privately negotiated transactions, and expects to use the remaining net proceeds to repurchase additional shares through privately negotiated transactions, one or more accelerated share repurchase agreements, and/or open market repurchases, including through programs implemented pursuant to Rule 10b5-1 under the Securities Exchange Act and to fund the cost of the convertible note hedge transactions described above (after such cost is partially offset by the proceeds received by the Company from the sale of the warrant transactions described below) and to pay fees and expenses.

The share repurchases are subject to market conditions.

Item 8.01.	Other Events.

On December 3, 2015, the Company entered into a purchase agreement (the “Purchase Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC (collectively, the “Initial Purchasers”), to issue and sell $125 million aggregate principal amount of Convertible Notes in a private placement (the “Notes Offering”) to qualified institutional buyers within the meaning of Rule 144A promulgated under the Securities Act of 1933, as amended.

Pursuant to the Purchase Agreement, the Initial Purchasers have an option to purchase during a 13-day period beginning on, and including, the first date of original issuance for the Convertible Notes from the Company up to an additional $18,750,000 aggregate principal amount of Convertible Notes solely to cover over-allotments, if any. The Purchase Agreement contains representations and warranties by the Company and an agreement by the Company to indemnify the Initial Purchasers for certain disclosure made by the Company in connection with the Notes Offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VITAMIN SHOPPE, INC.

Date: December 4, 2015	By:	/s/ David M. Kastin
		Name:	David M. Kastin
		Title:	Senior Vice President, General Counsel and Corporate Secretary